SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOTTOMLINE TECHNOLOGIES (de), INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	02-0433294
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

325 Corporate Drive, Portsmouth, New Hampshire 03801
(603) 436-0700
(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Joseph L. Mullen
Chief Executive Officer and President
Bottomline Technologies (de), Inc.
325 Corporate Drive
Portsmouth, New Hampshire 03801
(603) 436-0700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:
John A. Burgess, Esq.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

Approximate date of commencement of proposed sale to the public:    from time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.001 value per share	37,262	$222,267.83	$20.45

(1)
Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457 under the Securities Act, based upon the average of the reported high and low sales prices of the Common Stock on the Nasdaq National Market on December 18, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The shares are being registered for re-sale not by the Company. These securities may not be sold nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the holder of the securities is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion)
PROSPECTUS

Dated December 19, 2002

BOTTOMLINE TECHNOLOGIES (de), INC.

37,262 SHARES OF COMMON STOCK

($.001 par value per share)

This prospectus relates to registering for resale shares of common stock previously issued by Bottomline to certain key employees of Flashpoint, Inc., a company that Bottomline acquired.

The prices at which the selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, collectively termed the “selling stockholders,” may sell the shares registered hereby will be determined by the prevailing market price for the shares or in negotiated transactions. Bottomline will not receive any proceeds from the sale of the shares.

Bottomline’s common stock is listed on the Nasdaq National Market under the symbol “EPAY”. On December 12, 2002, the last reported sale price of Bottomline’s common stock was $6.38.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 1.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                         , 200  .

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Bottomline, the selling stockholders or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

BOTTOMLINE

Bottomline’s principal executive offices are located at 325 Corporate Drive, Portsmouth, New Hampshire 03801, and our telephone number is (603) 436-0700. Unless the context otherwise requires, references in this prospectus to “Bottomline,” “the Registrant,” “we,” “us” and “our” refers to Bottomline Technologies (de), Inc.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making an investment decision involving our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

The slowdown in the economy has affected the market for information technology solutions, including our products and services, and if this slowdown continues our future financial results could be materially adversely affected

As a result of unfavorable economic conditions and reduced capital spending by our customers and potential customers, demand for our products and services has been adversely affected. This has resulted in decreased revenues, primarily software license revenues, and a decline in our growth rate. Our future results will be materially and adversely affected if this slowdown continues and our revenues continue to be adversely impacted. In connection with the economic slowdown, we have implemented several cost reduction initiatives in an attempt to improve our profitability. If current economic conditions continue or worsen, these cost reductions may prove to be inadequate and we may experience a material adverse impact on our business, operating results, and financial condition.

Our common stock has experienced and may continue to undergo extreme market price and volume fluctuations

Stock markets in general, and the Nasdaq Stock Market in particular, have experienced extreme price and volume fluctuations, especially in recent years. Broad market fluctuations of this type may adversely affect the market price of our common stock. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of our common stock has experienced and may continue to undergo extreme fluctuations due to a variety of factors, including:

•	general and industry-specific business, economic and market conditions;

•	actual or anticipated fluctuations in operating results, including as a result of any impairment of goodwill or other intangible assets related to our past acquisitions;

•	changes in or our failure to meet analysts’ or investors’ estimates or expectations;

•	public announcements concerning us, including announcements of litigation, our competitors or our industry;

•	introductions of new products or services or announcements of significant contracts by us or our competitors;

•	acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

•	adverse developments in patent or other proprietary rights; and

•	announcements of technological innovations by our competitors.

Our fixed costs may lead to operating results below external expectations if our revenues are below anticipated levels, which could adversely affect the market price of our common stock

A significant percentage of our expenses, particularly personnel and facilities costs, are relatively fixed and based in part on anticipated revenue levels. We have undergone, and are currently experiencing, slowing growth rates due to the current economic climate. A decline in the growth rate of revenues without a corresponding and timely slowdown in expense growth could negatively affect our business. Significant revenue shortfalls in any quarter may cause significant declines in operating results since we may be unable to reduce spending in a timely manner.

Quarterly operating results that are below the expectations of public market analysts could adversely affect the market price for our common stock. Factors that could cause fluctuations in our operating results include the following:

•	economic conditions which may affect our customers’ and potential customers’ budgets for information technology expenditures;

•	the timing of orders and longer sales cycles, particularly due to the increased average sales price of our software solutions;

•	the timing of product implementations, which are highly dependent on customers’ resources and discretion;

•	the incurrence of costs relating to the integration of software products and operations in connection with acquisitions of technologies or businesses; and

•	the timing and market acceptance of new products or product enhancements by either us or our competitors.

Because of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful.

Our mix of products and services could have a significant effect on our financial condition, results of operations and the market price of our stock

Our products and services have considerably varied gross margins. Software revenues in general yield significantly higher gross margins than do our service, maintenance, equipment and supplies revenue streams. In the past year we have experienced a decrease in software license fees. If software license fees continue to decline or if the mix of our products and services in any given period does not match our expectations, our results of operations and the market price of our stock could be significantly affected.

As a result of our acquisitions, we could be subject to significant future write-offs with respect to intangible assets that may adversely affect our future operating results

As of September 30, 2002, we had unamortized goodwill and intangible assets of $42.3 million from prior acquisitions. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested annually for impairment, or more frequently when events or circumstances occur indicating that goodwill might be impaired. Effective July 1, 2002, we adopted SFAS No. 142, which required us to perform a transitional impairment test on all indefinite lived intangible assets. While the transitional impairment test and related calculations have not yet been finalized, preliminary indications are that we will be subject to a goodwill impairment charge in our Bottomline Europe reporting unit and that this charge could have a material impact on our financial statements. We expect to have the transitional impairment test completed by December 31, 2002.

We face risks associated with our international operations that could harm our financial condition and results of operations

In recent periods, a significant percentage of our revenues has been generated by our international operations, and our future growth rates and success are in part dependent on our continued growth and success in international markets. As is the case with most international operations, the success and profitability of our international operations are subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:

•	difficulties and costs of staffing and managing foreign operations;

•	differing regulatory and industry standards and certification requirements;

•	the complexities of foreign tax jurisdictions;

•	reduced protection for intellectual property rights in some countries;

•	currency exchange rate fluctuations; and

•	import or export licensing requirements.

A significant percentage of our revenues to date have come from our payment management offerings and our performance will depend on continued market acceptance of these solutions

A significant percentage of our revenues to date have come from the license and maintenance of our payment management offerings and sales of associated products and services. Any significant reduction in demand for our payment management offerings could have a material adverse effect on our business, operating results and financial condition. Our future performance could depend on the following factors:

•	continued market acceptance of our payment management offerings as a payment management solution;

•	prospective customers’ dependence upon enterprises seeking to enhance their payment functions to integrate electronic payment capabilities;

•	our ability to introduce enhancements to meet the market’s evolving needs for secure payments and cash management solutions; and

•	continued acceptance of desktop and enterprise software, and laser check printing solutions.

Our future financial results will depend upon the acceptance of electronic invoice presentment product offerings in an emerging market

Our electronic invoice presentment business model is in the early stages of market adoption, even though the product has been generally available from us and our competitors for some time. Customers and potential customers may not be ready to adopt our electronic invoice presentment business model, or may be slower to adopt the model than we, or the public market analysts, anticipate. If this emerging market does not adopt our business model or the market does not respond as quickly as we expect, our future results could be materially and adversely affected.

We face significant competition in our targeted markets, including competition from companies with significantly greater resources

In recent years we have encountered increasing competition in our targeted markets. We compete with a wide range of companies, ranging from small start-up enterprises with limited resources, which compete principally on the basis of technology features or specific customer relationships, to large companies, which can leverage significant customer bases and financial resources. Given the size and nature of our targeted markets, the implementation of our growth strategy and our success in competing for market share generally may be dependent on our ability to grow our sales and marketing capabilities and maintain a critical level of financial resources. We have undergone, and are currently experiencing, slowing growth rates due to current economic conditions. If this slower growth rate continues or accelerates, we could lose market share to competitors.

Integration of acquisitions or strategic investments could interrupt our business and our financial condition could be harmed

We have made several acquisitions of companies and assets in the past, including the acquisition of substantially all of the assets and certain of the liabilities of eVelocity Corporation in May 2002, and may, in the future, acquire or make investments in other businesses, products or technologies. Any acquisitions or strategic investments we have made in the past or may make in the future may entail numerous risks that include the following:

•	difficulties integrating acquired operations, personnel, technologies or products;

•	diversion of management’s focus from our core business concerns;

•	write-offs related to impairment of goodwill and other intangible assets;

•	entering markets in which we have no or limited prior experience or knowledge;

•	exposure to litigation from stockholders or creditors of, or other parties affiliated with, the target company or companies;

•	dilution to existing stockholders and earnings per share;

•	incurrence of substantial debt.

•	exposure to litigation from third parties, including claims related to intellectual property or other assets acquired or liabilities assumed; and

•	existing operating, financial and management information systems may not be adequate to support the combined organization or new operations.

Any such difficulties encountered as a result of any mergers, acquisitions or strategic investments could adversely affect our business, operating results and financial condition.

Our success depends on the widespread adoption of the Internet as a medium for electronic business

Our future success will in large part depend upon the willingness of businesses and financial institutions to adopt the Internet as a medium of e-business. These entities will probably accept this medium only if the Internet provides substantially greater efficiency and enhances their competitiveness. In addition, critical issues involved in the commercial use of the Internet are not yet fully resolved, including concerns regarding the Internet’s security, reliability, ease of access and quality of service.

To the extent that any of these issues inhibit or limit the adoption of the Internet as a medium of e-commerce, our business prospects could be adversely affected. If electronic business does not continue to grow or grows more slowly than expected, demand for our products and services may be reduced.

We depend on key employees who are skilled in e-commerce, payment, cash management and invoice presentment methodology and Internet and other technologies

Our success depends upon the efforts and abilities of our executive officers and key technical employees who are skilled in e-commerce, payment methodology and regulation, and Internet, database and network technologies. The loss of one or more of these individuals could have a material adverse effect on our business. We currently do not maintain “key man” life insurance policies on any of our employees. While some of our executive officers have employment agreements with us, the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition.

We must attract and retain highly skilled personnel with knowledge in e-commerce, payment, cash management and invoice presentment methodology and Internet and other technologies

We are dependent upon the ability to attract, hire, train and retain highly skilled technical, sales and marketing, and support personnel, particularly with expertise in e-commerce, payment, cash management and invoice methodology and Internet and other technologies. Competition for qualified personnel is intense. As a result, we may experience increased compensation costs that may not be offset through either improved productivity or higher sales prices. There can be no assurances that we will be successful in attracting, recruiting or in retaining existing personnel. Based on our experience, it takes an average of nine months for a salesperson to become fully productive. We cannot assure you that we will be successful in increasing the productivity of our sales personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

An increasing number of large and more complex customer contracts may impact the timing of our revenue recognition and affect our operating results, financial condition and the market price of our stock

Due to an increasing number of large and more complex customer contracts, we have experienced, and will likely continue to experience, delays in the timing of our revenue recognition. These large and complex customer contracts generally require significant implementation work, product customization and modification resulting in the recognition of revenue on a percentage of completion basis. Delays in revenue recognition on these contracts could affect our operating results, financial condition and the market price of our common stock.

Increased competition may result in price reductions and decreased demand for our product solutions

The payments and electronic invoice presentment software markets in which we compete are intensely competitive and characterized by rapid technological change. Some competitors in our targeted markets have longer operating histories, significantly greater financial, technical, and marketing resources, greater brand recognition and a larger installed customer base than we do. We expect to face additional competition as other established and emerging companies enter the markets for payment and electronic invoice presentment software solutions. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their product offerings and to offer more comprehensive solutions. This growing competition may result in price reductions of our products and services, reduced revenues and gross margins and loss of market share, any one of which could have a material adverse effect on our business, operating results and financial condition.

Our success depends on our ability to develop new and enhanced software, services and related products

The payments and electronic invoice presentment software markets in which we compete are subject to rapid technological change and our success is dependent on our ability to develop new and enhanced software, services and related products that meet evolving market needs. Trends that could have a critical impact on us include:

•	rapidly changing technology, which could cause our software to become suddenly outdated or could require us to make our products compatible with new database or network systems;

•	evolving industry standards, mandates and laws, such as those mandated by the National Automated Clearing House Association and the Association for Payment Clearing Services; and

•	developments and changes relating to the Internet that we must address that we maintain existing products and introduce any new products.

There can be no assurance that technological advances will not cause our technology to become obsolete or uneconomical. If we are unable to develop and introduce new products, or enhancements to existing products, in a timely and successful manner, our business, operating results and financial condition could be materially adversely affected.

Any unanticipated performance problems or bugs in our product offerings could have a material adverse effect on our future financial results

If the products that we offer do not continue to achieve market acceptance, our future financial results will be adversely affected. Since many of our software solutions are still in early stages of adoption, any unanticipated performance problems or bugs that we have not been able to detect could result in additional development costs, diversion of technical and other resources from our other development efforts, negative publicity regarding us and our products, harm to our customer relationships and exposure to potential liability claims. In addition, if these products do not enjoy wide commercial success, our long-term business strategy will be adversely affected, which could have a material adverse effect on our business, operating results and financial condition.

We could incur substantial costs resulting from warranty claims or product liability claims

Our license agreements typically contain provisions that afford customers a degree of warranty protection in the event that our software fails to conform to its written specifications. Our license agreements typically contain provisions intended to limit the nature and extent of our risk of warranty and product liability claims, however there is a risk that a court might interpret these terms in a limited way or could hold part or all of these terms to be unenforceable. Furthermore, some of our licenses with our customers are governed by non-U.S. law, and there is a risk that foreign law might provide us less or different protection. While we maintain general liability insurance, including coverage for errors and omissions, we cannot be sure that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims. Although we have not experienced any material warranty or product liability claims to date, a warranty or product liability claim, whether or not meritorious, could result in substantial costs and a diversion of management’s attention and our resources, which could have an adverse effect on our business, operating results and financial condition.

We could be adversely affected if we are unable to protect our proprietary technology and could be subject to litigation regarding our intellectual property rights, causing serious harm to our business

We rely upon a combination of patent, copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. However, we cannot assure you that our patents, pending applications for patents that may be issued in the future, or other intellectual property will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that the patents will not be challenged, invalidated or circumvented. We enter into agreements with our employees and customers that seek to limit and protect the distribution of proprietary information. Despite our efforts to safeguard and maintain our proprietary rights, there can be no assurance that such rights will remain protected or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property rights or as a result of an alleged infringement of the intellectual property rights of others. These claims could require us to spend significant sums in litigation, pay damages, delay product installments, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claim. These claims could have a material adverse effect on our business, operating results and financial condition.

We may incur significant costs from class action litigation as a result of expected volatility in our common stock

In the past, companies that have experienced market price volatility of their stock have been the targets of securities class action litigation. In August 2001, we were named as a party in one of the so-called “laddering” securities class action suits relating to the underwriting of our initial public offering. We could incur substantial costs and experience a diversion of our management’s attention and resources in connection with such litigation, which could have a material adverse effect on our business, financial condition and results of operations.

Our future financial results will depend on our ability to manage growth effectively

In the past, rapid growth has strained our managerial and other resources. Recently, we have undergone, and are currently experiencing, slowing growth rates due to economic conditions. If our historical growth rate resumes, our ability to manage such growth will depend in part on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support future growth, if any. If we are unable to manage growth effectively, should it occur, the quality of our services, our ability to retain key personnel and our business, operating results and financial condition could be materially adversely affected.

The future sale of shares of our common stock may negatively affect our stock price.

If our stockholders sell substantial amounts of our common stock, including the shares registered hereby and, as of December 12, 2002, 5,673,130 shares of our common stock issuable upon the exercise of outstanding warrants and options to purchase shares of our common stock and 3,149,325 shares of our common stock reserved for issuance under our stock option plans and our employee stock purchase plans, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders will pay any selling commissions and expenses incurred by them for brokerage, accounting or tax services or other expenses incurred by the selling stockholders in disposing of their shares, as well as any transfer taxes on the shares that they sell. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants and blue sky fees and expenses.

SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus consist of 37,262 shares of common stock issued in connection with our acquisition of Flashpoint, Inc. on August 28, 2000.

The following table sets forth the number of shares beneficially owned by the selling stockholders as of December 10, 2002. Beneficial ownership is calculated based on requirements of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock issuable under stock options that are exercisable within 60 days after December 10, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Aside from the relationships set forth in the table below, the selling stockholders have not had a material relationship with Bottomline within the past three years other than as a result of the ownership of the shares described in the table below. No estimate can be given as to the amount of shares covered by this prospectus that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

Name of Selling Stockholder	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned, including Shares Registered Hereby, as of December 10, 2002		Percent of Outstanding Shares of Common Stock as of December 10, 2002		Number of Shares of Common Stock to be Beneficially Owned After Resale		Percent of Outstanding Shares of Common Stock After Resale
Alison Birch*	2,329	13,907	(1)	*	*	11,578	(1)	*	*
Heather Bonney*	1,397	1,747		*	*	350		*	*
Michael Cavanaugh*	1,397	9,519	(2)	*	*	8,122	(2)	*	*
Rajesh Chandrasekaran*	1,397	3,736		*	*	2,339		*	*
Christopher Dopp*	1,397	2,190		*	*	793		*	*
Richard Fields*	4,658	31,372	(3)	*	*	26,714	(3)	*	*
Paul Lamprey*	2,329	10,653	(4)	*	*	8,324	(4)	*	*
Jeffrey Lynch*	2,795	13,429	(5)	*	*	10,634	(5)	*	*
Eduardo Monteverde*	1,863	5,044		*	*	3,181		*	*
Vinay Prabhakar*	2,795	14,475	(6)	*	*	11,680	(6)	*	*
Michael Ryan*	1,863	9,482	(7)	*	*	7,619	(7)	*	*
David Schulman*	2,795	11,670	(8)	*	*	8,875	(8)	*	*
Lawrence Tiller*	1,397	1,397		*	*	0		*	*
Eric Walsh*	1,397	4,158		*	*	2,761		*	*
Lester Ward*	2,795	13,735	(9)	*	*	10,940	(9)	*	*
Roger Willson*	4,658	9,316		*	*	4,658		*	*

*	Employed by Flashpoint (now Bottomline) either currently or within the past three years.
**	Represents less than one percent of the outstanding common stock of Bottomline.
(1)	Includes 8,626 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(2)	Includes 8,000 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(3)	Includes 9,813 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(4)	Includes 7,906 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(5)	Includes 7,736 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(6)	Includes 8,251 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(7)	Includes 5,455 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(8)	Includes 8,080 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.
(9)	Includes 7,750 shares issuable pursuant to options exercisable within 60 days of December 10, 2002.

PLAN OF DISTRIBUTION

The selling stockholders may sell the shares covered by this prospectus from time to time. The term “selling stockholders” includes pledgees, donees, transferees or other successors-in-interest selling the shares covered by this prospectus received from a selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The sales of the shares may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares covered by this prospectus to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may sell the shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Bottomline’s common stock for a specified period prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Bottomline will make copies of this prospectus available to the selling stockholders and has informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Bottomline will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of the selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling stockholders will bear all underwriting discounts and selling commissions, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered has been passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Bottomline Technologies (de), Inc. appearing in Bottomline Technologies (de), Inc.’s Annual Report on Form 10-K for the year ended June 30, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from its Internet web site.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all of the securities that we have registered in this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We have incorporated by reference into this prospectus the following documents we filed with the Securities and Exchange Commission:

(i)	the Annual Report on Form 10-K for the fiscal year ended June 30, 2002;

(ii)	the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002;

(iii)	all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(iv)	the description of the common stock contained in our Registration Statement on Form 8-A dated January 12, 1999.

You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at the following address: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, (603) 436-0700.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred by us in connection with the registration of the securities being registered hereby, all of which will be borne by us except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares.

SEC Registration Fee	$21
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Transfer Agent Fees	0
Printing Fees	1,000
Miscellaneous Expenses	0

Total	$21,021

*	All fees are estimates

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Article NINTH of the Registrant’s Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article NINTH of the Registrant’s Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant has entered into letter agreements with certain of its officers and directors confirming its undertaking to provide indemnification as contemplated by Section 145 under certain circumstances.

Bottomline has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.    EXHIBITS

Exhibit No.		Description

2.1	*	Stock Purchase Agreement by and among Bottomline Technologies (de), Inc., Flashpoint, Inc. and the Company Stockholder (as defined therein), dated as of August 28, 2000.

4.1	**	Amended and Restated Certificate of Incorporation of the Registrant.

4.2	**	Amended and Restated By-laws of the Registrant.

5.1		Opinion of Hale and Dorr LLP.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of Hale and Dorr LLP (included in the opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto).

24.1		Power of Attorney (included in the signature page hereto).

*	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated September 12, 2000, as amended (File No. 000-25259).
**	Incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-67309).

ITEM 17.     UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Portsmouth, State of New Hampshire, as of this 19th day of December, 2002.

BOTTOMLINE TECHNOLOGIES (de), INC.
(Registrant)

By:	/s/ JOSEPH L. MULLEN
Joseph L. Mullen
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Bottomline Technologies (de), Inc., hereby severally constitute Daniel M. McGurl, Robert A. Eberle and John A. Burgess, Esq., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Bottomline Technologies (de), Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Signature	Title	Date

/s/ DANIEL M. MCGURL Daniel M. McGurl	Chairman of the Board	December 19, 2002

/s/ JOSEPH L. MULLEN Joseph L. Mullen	Chief Executive Officer, President and Director (Principal Executive Officer)	December 19, 2002

/s/ ROBERT A. EBERLE Robert A. Eberle	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 19, 2002

/s/ JOSEPH L. BARRY, JR. Joseph L. Barry, Jr.	Director	December 19, 2002

/s/ JOHN W. BARTER John W. Barter	Director	December 19, 2002

/s/ WILLIAM O. GRABE William O. Grabe	Director	December 19, 2002

Dianne Gregg	Director	December 19, 2002

/s/ JAMES L. LOOMIS James L. Loomis	Director	December 19, 2002

/s/ JAMES W. ZILINSKI James W. Zilinski	Director	December 19, 2002

EXHIBIT INDEX

Exhibit No.		Description

2.1	*	Stock Purchase Agreement by and among Bottomline Technologies (de), Inc., Flashpoint, Inc. and the Company Stockholder (as defined therein), dated as of August 28, 2000.

4.1	**	Amended and Restated Certificate of Incorporation of the Registrant.

4.2	**	Amended and Restated By-laws of the Registrant.

5.1		Opinion of Hale and Dorr LLP.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of Hale and Dorr LLP (included in the opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto).

24.1		Power of Attorney (included in the signature page hereto).

*	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated September 12, 2000, as amended (File No. 000-25259).
**	Incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-67309).